Exhibit 10.3

MSAI Letterhead

February 5, 2025

Stuart V. Flavin, III
Interim CEO and Interim President

Email: tripflavin@gmail.com

Re:	Compensation Summary

Dear Mr. Flavin:

Please let this letter confirm the understanding between MultiSensor AI Holdings, Inc., a Delaware corporation (the “Company”) and you regarding your compensation in your position as Interim CEO and Interim President of the Company.

So long as you remain Interim CEO and Interim President of the Company, you shall be compensated for your duties and responsibilities with the Company, as follows:

Base Salary:	$300,000 annualized base salary.
Target Annual Bonus:

Target Bonus equal to 100% of Base Salary with payout ranges of between 0% and 200% of Target Bonus based on achievement of performance targets as set by the Compensation Committee of the Company’s board of directors.

If your employment with the Company terminates prior to December 31, 2025, you will be paid a prorated portion of the Target Bonus based on the number of days worked for the Company during 2025 and the actual achievement of performance targets as determined following the end of 2025. Payment of the prorated bonus (if any) will be paid at the time bonuses are paid to other officers of the Company.

Equity Grant:	Under the MultiSensor AI Holdings, Inc. 2023 Incentive Award Plan (the “Plan”), the Company will grant you 67,300 restricted stock units (the “RSU Award”) with a grant date as of February 5, 2025 and subject to the terms and conditions of the Plan and the Restricted Stock Unit Award Agreement and Grant Notice attached hereto as Exhibit A.
2024 Bonus:	You will be paid a cash bonus for your 2024 performance equal to $75,000 within 30 days of the signing of this contract.
Benefits:	Not eligible for vacation, health care or any other health and welfare benefits.
Other:	The Company will purchase for you (or reimburse you for the cost of) a Macbook Pro M4 Max and “Apple Display” monitor, plus accessories (approximate cost of $6,000, the “IT Equipment”). You shall be entitled to retain the IT Equipment for your personal use following termination of your employment with the Company.

All amounts paid pursuant to this letter shall subject be to all applicable tax withholdings and deductions. This letter, the Plan, and the RSU Award Agreement constitutes the full understanding between the Company and you regarding your compensation with the Company.

This letter and your response are not meant to constitute a contract for employment for any period of time, and you will remain at all times an employee at-will. This letter may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic, pdf. and DocuSign signatures shall be deemed to have the same legal effect as originals.

Please acknowledge your concurrence with the foregoing by countersigning in the space provided hereinbelow and returning a copy to my attention.

Sincerely,

MultiSensor AI Holdings, Inc.

By:	/s/ David Gow
Title:	Chairman of the Board
Dated:	2-7-2025

ACCEPTED AND AGREED BY:

/s/ Stuart V. Flavin III
Stuart V. Flavin III
Dated:	2-7-2025